Exhibit 10.16

EMPLOYMENT AGREEMENT

AGREEMENT by and between Freescale Semiconductor, Inc. (the “Company”), and Michel Mayer (the “Executive”) dated as of the 14th day of May, 2004.

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to employ the Executive as the Company’s Chief Executive Officer, and, commencing upon the date of consummation of the registered initial public offering (the “IPO”) of the Common Stock (as defined in the Company’s Omnibus Incentive Plan of 2004 (the “Incentive Plan”)) of the Company (the “IPO Date”), to have the Executive serve as Chairman of the Board;

WHEREAS, the Company desires to employ the Executive and to enter into an agreement embodying the terms of such employment; and

WHEREAS, the Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (individually a “Party” and together the “Parties”) agree as follows:

1. Effective Date. The “Effective Date” shall mean May 17, 2004.

2. Employment Period. Subject to the proviso below providing for initial employment by Freescale Semiconductor UK Ltd. (“Freescale UK”), the Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the fourth anniversary thereof (the “Initial Term”), provided that, on the third anniversary and each anniversary of the Effective Date thereafter, the employment period shall be extended by one year unless at least 90 days prior to such anniversary, the Company or the Executive delivers a written notice (a “Notice of Non-Renewal”) to the other Party that the employment period shall not be so extended (the Initial Term as so extended, the “Employment Period”); and, provided, further, that prior to the first date (the “Visa Date”) the Executive has received (and supplied to the Company satisfactory and appropriate documentation of) all necessary immigration approvals to work full-time in the United States and to be compensated through the Company’s United States payroll, the Executive shall be officially employed by Freescale UK in accordance with the agreement between the Executive and Freescale UK, dated May 14, 2004 (the “UK Employment Agreement”) set forth as Exhibit A hereto. As soon as practicable following the Visa Date, the Executive shall resign as an employee of Freescale UK and shall thereafter be an employee of the Company. For all purposes under this Agreement, references to a termination of the Executive’s employment with the Company shall, prior to the Visa Date, refer to a termination of the Employment Period and of the Executive’s service as Chief Executive Officer of the Company.

3. Terms of Employment. (a) Position and Duties. (i) During the Employment Period, subject to applicable law and regulation (including immigration policies), the Executive shall serve as the Chief Executive Officer of the Company, with such duties and responsibilities as are commensurate with such position, and shall report to the Board (and, in addition, while the Company remains an affiliate (as defined in the final sentence of this paragraph) of Motorola, Inc. (“Motorola”), to the Chief Executive Officer of Motorola). Subject to applicable law and regulation (including immigration policies and stock exchange requirements), (A) the Executive shall be appointed to the Board simultaneously with the appointment of “outside directors” to the Board, (B) as of the IPO Date, the Company shall cause the Executive to be elected Chairman of the Board, and (C) thereafter during the Employment Period, subject to Section 4(g), the Executive shall be nominated by the Company to remain on the Board and shall be appointed as Chairman of the Board, and the Executive shall perform his duties as a director of the Company conscientiously and faithfully. Through the Visa Date, the Executive’s principal location of employment shall be at Colvilles Road, Kelvin Industrial Estate, East Kilbride, Strathclyde, in the United Kingdom; following the Visa Date, the Executive’s principal location of employment shall be at the principal headquarters of the Company; provided, that the Executive may be required under reasonable business circumstances to travel outside of the applicable principal location of employment in connection with performing his duties under this Agreement. As used in this Agreement, the term “affiliate” of an entity shall include any entity controlled by, controlling, or under common control with such entity.

(ii) The Executive agrees that during the Employment Period, he shall devote all of his business time, energies and talents to serving as the Company’s Chief Executive Officer and (following his appointment to the Board and the IPO Date, respectively) as a director and Chairman of the Board, perform his duties conscientiously and faithfully subject to the lawful directions of the Board, and in accordance with each of the Company’s corporate governance and ethics guidelines, conflict of interests policies, and codes of conduct (collectively, the “Company Policies”). While the Company remains an affiliate of Motorola, the Executive shall further abide by each of Motorola’s corporate governance and ethics guidelines, conflict of interests policies, and codes of conduct (collectively, the “Motorola Policies”). The Executive acknowledges that he has received a copy of the “Motorola, Inc./Freescale Semiconductor, Inc. Intercompany Governance Framework,” and that, while the Company remains an affiliate of Motorola, he will abide by the terms thereof, including, without limitation, the requirement to provide regular briefings to the Chief Executive Officer of Motorola regarding the Company’s operations. During the Employment Period, it shall not be a violation of this Agreement for the Executive, subject to the requirements of Section 7, to (A) serve on corporate, civic or charitable boards or committees, provided, that, without the written approval of the Board, the Executive shall be permitted to serve on no more than one such corporate board, (B) deliver lectures or fulfill speaking engagements and (C) manage personal investments, so long as such activities do not interfere with the performance of the Executive’s responsibilities as the Chief Executive Officer of the Company, as a director of the Company, or as Chairman of the Board, or violate any Company Policies (or, while the Company remains an affiliate of Motorola, any Motorola Policies). The Executive acknowledges that he has been provided copies of the existing Company Policies and Motorola Policies.

(iii) The Executive acknowledges that the Company intends to adopt stock ownership requirements for its senior executives, and agrees that he shall at all times during his service with the Company be subject to any such requirements so adopted.

(b) Compensation.

(i) Base Salary. During the Employment Period, the Executive shall receive an annualized base salary (“Annual Base Salary”) of not less than $800,000, payable pursuant to the Company’s normal payroll practices, provided that prior to the Visa Date, the Executive shall be compensated in pounds Sterling (based on the currency exchange rate in effect on each payroll date) through the payroll of Freescale UK in accordance with the base salary set forth in the UK Employment Agreement. During the Employment Period, the current Annual Base Salary shall be reviewed for increase at such time as the salaries of senior officers of the Company are reviewed generally, provided, that the Executive’s first such review shall occur no earlier than calendar year 2005.

(ii) Annual Bonus. For each fiscal year completed during the Employment Period, the Executive shall be eligible to receive an annual cash bonus (“Annual Bonus”) based upon performance targets that are established by the Compensation and Leadership Committee of the Board (the “Committee”), provided that, the Executive’s target Annual Bonus shall be equal to 125% of his Annual Base Salary (the “Target Bonus”). The Executive’s Annual Bonus for fiscal year 2004 shall be based on the Motorola Incentive Plan goals for the Company’s performance for the final three quarters of such year (determined by reference to the same performance measures applicable to other senior executives of the Company for 2004, as prorated and applied only to such final three quarters), and shall be prorated based on the portion of such year during which the Executive is employed by the Affiliated Group (as defined in Section 3(c)).

(iii) Long-Term Incentive Awards. As determined by the Committee, the Executive shall be eligible for grants of equity compensation awards under the Company’s long term incentive compensation arrangements in accordance with the Company’s policies, as in effect from time to time. Except for the grants set forth below, all grants of equity compensation awards shall be made in the discretion of the Committee based upon the performance of the Executive and the Company and the Company’s compensation philosophy.

A. Initial Stock Option Grant. On the IPO Date, the Company shall grant to the Executive a stock option (the “Stock Option”) pursuant to the Incentive Plan to purchase a number of shares of Common Stock such that the Stock Option has an aggregate Black-Scholes value of $5,000,000. Such Black-Scholes value shall be determined by the Company’s compensation consultants in a manner consistent with the methodology used generally by such consultants for valuing stock options granted to employees of its publicly traded clients (taking into account the absence of a trading history for the Company). The Stock Option shall have a per share exercise price equal to the price at which a share of Common Stock is offered in the IPO (the “IPO Price”), shall have a ten-year term, and shall vest in three annual installments (each, a “Stock Option Installment”) on each of the first three anniversaries of the Effective Date, with 33% of the Stock Option vesting on each of first two anniversaries of the Effective Date, and with the remaining 34% vesting on the third anniversary of the Effective Date, provided in each case that the Executive remains in the employ of the Company through such date. Except as specifically provided herein, the terms and conditions of the Stock Option shall be subject to the terms of the Incentive Plan and the award agreement evidencing the grant of the Stock Option.

B. Initial Restricted Stock Units Grant. On the IPO Date, the Company shall grant to the Executive pursuant to the Incentive Plan a number of restricted stock units (the “Restricted Stock Units”) equal to the quotient obtained by dividing (i) $6,300,000 by (ii) the IPO Price. The Restricted Stock Units shall vest in four equal annual installments (each, a “Restricted Stock Units Installment”) on each of the first four anniversaries of the Effective Date, provided in each case that the Executive remains in the employ of the Company through each such date. Except as specifically provided herein, the terms and conditions of the Restricted Stock Units shall be subject to the terms of the Incentive Plan and the award agreement evidencing the grant of the Restricted Stock Units.

(iv) Signing Bonus. As soon as practicable following the Effective Date, the Company will pay the Executive a signing bonus in the gross amount of $350,000.

(v) Benefits. During the Employment Period, the Executive shall (subject to applicable law and regulation (including immigration policies)) be eligible for participation in the welfare, retirement, perquisite and fringe benefit (including relocation, financial planning, and automobile), and other benefit plans, practices, policies and programs, as may be in effect from time to time, for senior executives of the Company generally; provided, that, any severance payments or benefits to be received under any severance benefit plans, practices, policies and programs shall be offset and reduced by any severance benefits or payments received under this Agreement. Notwithstanding the foregoing, prior to the Visa Date, the Executive shall participate in the employee benefit plans of Freescale UK and not in the employee benefit plans (other than the Incentive Plan and the Change in Control Plan (as defined in Section 3(b)(vi))) of the Company. The Company agrees to sponsor the Executive in his efforts to obtain a visa to work full-time in the United States, and to reimburse the Executive for expenses directly and reasonably incurred in connection with the visa application process.

(vi) Change in Control Benefits. The Executive shall be eligible for participation as a “Tier 1” participant in the Company’s [Senior] Officer Change in Control Severance Plan or any successor change in control plan or program (the “Change in Control Plan”), as may be in effect from time to time, for senior executives of the Company generally. Notwithstanding the foregoing, if the Company adopts a Change in Control severance plan for senior executives generally with more generous benefits than the Change in Control Plan, the Executive will be entitled to those more generous benefits to the extent applicable.

(vii) Expenses. During the Employment Period, the Executive shall be eligible for prompt reimbursement for business expenses reasonably incurred by the Executive in accordance with the policies of Freescale UK or the Company, as applicable, as may be in effect from time to time for senior executives generally.

(viii) Vacation. During the Employment Period, the Executive shall be eligible for paid vacation in accordance with the policies of Freescale UK or the Company, as applicable, as may be in effect from time to time for senior executives generally.

(c) Other Entities. The Executive agrees to serve upon request, without additional compensation, as an officer and director for each of the Company’s subsidiaries, partnerships, joint ventures, limited liability companies and other entities, which, in each case, are affiliates, including entities in which the Company has a significant investment (collectively, the Company and such entities, the “Affiliated Group”), as determined by the Company.

4. Termination of Employment. (a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may provide the Executive with written notice in accordance with Section 9(b) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30-day period after such receipt, the Executive shall not have returned to full time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the inability of the Executive to perform his duties with the Company on a full-time basis for 90 consecutive days or for 120 intermittent days in any one-year period as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a licensed physician selected by the Company or its insurers and reasonably acceptable to the Executive or the Executive’s legal representative. If the Parties cannot agree on a licensed physician, each Party shall select a licensed physician and the two physicians shall select a third who shall be the approved licensed physician for this purpose.

(b) Cause. The Company may terminate the Executive’s employment during the Employment Period with or without Cause. For purposes of this Agreement, “Cause” shall mean:

(i) the Executive’s willful and continued failure to substantially perform his duties under this Agreement, other than any such failure resulting from incapacity due to physical or mental illness, which failure has continued for a period of at least 30 days following delivery to the Executive of a written demand for substantial performance specifying the manner in which the Executive has failed to substantially perform; or

(ii) the Executive’s willful engagement in malfeasance, fraud, dishonesty or misconduct (other than dishonesty or misconduct that has no detrimental impact on the Company’s reputation or business);

(iii) the Executive’s conviction of, or plea of guilty or nolo contendere to, a felony or misdemeanor (other than a misdemeanor traffic offense);

(iv) as of January 1, 2005, no Visa Date having yet occurred (a “No Visa Event”);

(v) the failure of the Executive to obtain any extension of his work authorization in the United States upon expiration of such authorization; or

(vi) the Executive’s material breach of Section 3(a), Section 7, or Section 11 of this Agreement.

A termination of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (not including the Executive) at a meeting of the Board called and held for such purpose, finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in one or more of the clauses of Section 4(b) above, and specifying the particulars thereof in detail.

(c) Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason if (x) an event or circumstance set forth in the clauses of this Section 4(c) below shall have occurred and the Executive provides the Company with written notice thereof within 15 days after the Executive has knowledge of the occurrence or existence of such event or circumstance, which notice shall specifically identify the event or circumstance that the Executive believes constitutes Good Reason, (y) the Company fails to correct the circumstance or event so identified within 30 days after the receipt of such notice, and (z) the Executive resigns within 90 days after the date of delivery of the notice referred to in clause (x) above. For purposes of this Agreement, “Good Reason” shall mean, in the absence of the Executive’s written consent (and except as required by applicable law and regulation (including stock exchange requirements and immigration policies) or in consequence of a prior termination or a Notice of Termination of the Executive’s employment), the occurrence of any of the following:

(i) a reduction by the Company in the Executive’s Annual Base Salary or a reduction in the Executive’s Target Bonus as a percentage of the Executive’s Annual Base Salary; or

(ii) a material reduction in the aggregate level of employee benefits made available to the Executive when compared to the benefits made available to the Executive at any time during the Employment Period, unless such reduction is applicable to senior executives of the Company generally; or

(iii) the failure of the Company to appoint the Executive as Chief Executive Officer of the Company or, upon the appointment of “outside directors” to the Board, as a director of the Company, or, upon the IPO Date, as Chairman of the Board, or the removal of the Executive by the Company from any of such positions (other than pursuant to a termination of the Executive’s employment for death, Disability or Cause, or pursuant to a shareholder vote); or

(iv) a material diminution in the Executive’s duties or responsibilities (other than as a result of the Executive’s physical or mental incapacity which impairs his ability to materially perform his duties or responsibilities as confirmed by a doctor reasonably acceptable to the Executive or his representative and such diminution lasts only for so long as such doctor determines such incapacity impairs the Executive’s ability to materially perform his duties or responsibilities) as Chief Executive Officer of the Company; or

(v) a material change in the Executive’s reporting relationship that is inconsistent with the terms of the first sentence of Section 3(a)(i); or

(vi) following the Visa Date, the Company requiring the Executive’s principal location of employment to be at any office or location more than 35 miles from the principal headquarters of the Company (other than to the extent agreed to or requested by the Executive); or

(vii) as of June 1, 2005, no IPO has occurred.

(d) Voluntary Termination. The Executive may voluntarily terminate his employment without Good Reason (other than due to death, Disability or retirement), and such termination shall not be deemed to be a breach of this Agreement.

(e) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other Party hereto given in accordance with Section 9(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(f) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, or if the Executive voluntarily resigns without Good Reason, the date on which the terminating Party notifies the other Party of such termination, (iii) if the Executive’s employment is terminated by reason of death, the date of death of the Executive, (iv) if the Executive’s employment is terminated by the Company due to Disability, the Disability Effective Date, or (v) if the Executive’s employment is terminated by the Executive or the Company as a result of a Notice of Non-Renewal, the end of the applicable Employment Period.

(g) Resignation from All Positions. Notwithstanding any other provision of this Agreement, upon the termination of the Executive’s employment for any reason, unless otherwise requested by the Board, the Executive shall immediately resign as of the Date of Termination from all positions that he holds or has ever held with the Company and any other member of the Affiliated Group (and with any other entities with respect to which the Company has requested the Executive to perform services), including, without limitation, the Board and all boards of directors of any member of the Affiliated Group. The Executive hereby agrees to execute any and all documentation to effectuate such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned upon termination of his employment, regardless of when or whether he executes any such documentation.

5. Obligations of the Company upon Termination. (a) Good Reason; Other Than for Cause. Subject to Sections 5(e) and 9(f), if, during the Employment Period, (1) the Company shall terminate the Executive’s employment other than for Cause, death or Disability, or (2) the Executive shall terminate employment for Good Reason:

(i) the Company shall pay to the Executive in a lump sum in cash within 30 days (except as specifically provided in Section 5(a)(i)(A)(3)) after the Date of Termination the aggregate of the following amounts:

A. the sum of (1) the Executive’s accrued but unpaid Annual Base Salary and any accrued but unused vacation pay through the Date of Termination, (2) the Executive’s business expenses that are reimbursable pursuant to Section 3(b)(vii) but have not been reimbursed by the Company as of the Date of Termination, and (3) the Executive’s Annual Bonus for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs if such bonus has been determined but not paid as of the Date of Termination (at the time such Annual Bonus would otherwise have been paid); and

B. the amount equal to the product of (x) two and (y) the sum of (I) the Executive’s Annual Base Salary and (II) the Target Bonus; and

(ii) for two years after the Executive’s Date of Termination, the Company shall continue medical and life insurance benefits to the Executive (and, if applicable, to any dependents of the Executive who received such benefits under his coverage prior to the Date of Termination) at least equal to those that would have been provided to the Executive (and to any such dependent) in accordance with the plans, programs, practices and policies of the Company if the Executive’s employment had not been terminated; provided, that the Executive continues to make all required contributions; provided, however, that, if the Executive becomes re-employed with another employer and is eligible to receive substantially equivalent health or life insurance benefits under another employer-provided plan, the health benefits or life insurance described herein, whichever is applicable, shall no longer be provided by the Company; and

(iii) if the Date of Termination occurs subsequent to the IPO Date but while a portion of the Stock Option remains unvested, the Stock Option Installment that would have next vested following the Date of Termination shall vest and become exercisable as of the Date of Termination; and

(iv) if the Date of Termination occurs subsequent to the IPO Date but while a portion of the Restricted Stock Units remains unvested, the Restricted Stock Units Installment that would have next vested following the Date of Termination shall vest as of the Date of Termination; and

(v) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement (other than any severance plan, program, policy or practice or contract or agreement) of the Company and its affiliates (such amounts and benefits, the “Other Benefits”) in accordance with the terms and normal procedures of each such plan, program, policy or practice, based on accrued benefits through the Date of Termination.

Except with respect to payments and benefits under Sections 5(a)(i)(A)(1), 5(a)(i)(A)(2) and 5(a)(v), all payments and benefits to be provided under this Section 5(a) shall be subject to the Executive’s execution and non-revocation of a release substantially in the form attached hereto as Exhibit B.

(b) Cause; Other than for Good Reason. If the Executive’s employment shall be terminated for Cause or the Executive terminates his employment without Good Reason during the Employment Period, or the Executive’s employment terminates by reason of either Party providing to the other Party a Notice of Non-Renewal, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay or provide to the Executive an amount equal to the amount set forth in clauses (1), (2), and (except in the event of a termination by the Company for Cause) (3) of Section 5(a)(i)(A) above, and the timely payment or provision of the Other Benefits. Notwithstanding the foregoing, in the event that the Executive’s employment is terminated for Cause pursuant to Section 4(b)(iv) as a result of a No Visa Event, and the fact that such No Visa Event occurred is due solely to events beyond the control of the Executive, the Executive shall be entitled to the benefits of Section 5(a)(i)(A)(3) (if applicable) and the Company shall pay to the Executive, subject to the Executive’s execution and non-revocation of a release substantially in the form attached hereto as Exhibit B, a lump sum severance payment equal to 50% of the Annual Base Salary.

(c) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than the obligation to pay or provide to the Executive’s beneficiaries an amount equal to the amount set forth in clauses (1), (2) and (3) of Section 5(a)(i)(A) above.

(d) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than the obligation to pay or provide to the Executive an amount equal to the amount set forth in clauses (1), (2) and (3) of Section 5(a)(i)(A) above and the timely payment or provision of Other Benefits, including any applicable disability benefits.

(e) No IPO. Notwithstanding Section 5(a), in the event that (i) the Executive terminates employment for Good Reason pursuant to Section 4(c)(vii) or (ii) prior to the IPO Date, the Company terminates the Executive’s employment other than for Cause, death or Disability, the Executive shall be entitled, subject to the Executive’s execution and non-revocation of a release substantially in the form attached hereto as Exhibit B, in lieu of any severance benefits under this Agreement, to Tier 1 benefits under the Change in Control Plan as if he had incurred a qualifying termination entitling him to Separation Benefits (as defined in such plan) thereunder; provided that in the event that the Change in Control Plan has not become effective prior to the Date of Termination, such severance benefits shall be based upon the terms of such plan as last publicly filed prior to the Date of Termination (or, if no version has been publicly filed as of the Date of Termination, the terms of the draft version of the plan provided to the Executive on May 11, 2004).

6. Full Settlement. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced as a result of a mitigation duty whether or not the Executive obtains other employment. To the extent permitted by applicable law, the Company shall pay directly to the Executive all reasonable legal fees and expenses reasonably incurred by the Executive in connection with the negotiation and preparation of this Agreement, subject to a maximum of $50,000, and the Company shall reimburse the Executive for all legal costs and expenses reasonably incurred (and documented in invoices) in connection with any dispute under this Agreement, so long as the Executive substantially prevails in such dispute. In addition, the Company shall indemnify and hold the Executive, harmless on an after-tax basis, for any income tax, and all other applicable taxes imposed as a result of the Company’s payment of any legal fees contemplated herein in connection with the preparation and negotiation of this Agreement.

7. Covenants.

(a) Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Affiliated Group, all secret or confidential information, knowledge or data relating to the Affiliated Group (which, for purposes of this sentence, shall be deemed to include Motorola) and its businesses (including, without limitation, any proprietary and not publicly available information concerning any processes, methods, trade secrets, research or secret data, costs, names of users or purchasers of their respective products or services, business methods, operating procedures or programs or methods of promotion and sale) that the Executive obtains during the Executive’s employment by the Affiliated Group that is not public knowledge (other than as a result of the Executive’s violation of this Section 7(a)) (“Confidential Information”). The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive’s employment with the Affiliated Group, except with the prior written consent of the Company, or as otherwise required by law or legal process or as such disclosure or use may be required in the course of the Executive performing his duties and responsibilities as the Chief Executive Officer, a director, and Chairman of the Board of the Company. Notwithstanding the foregoing provisions, if the Executive is required to disclose any such confidential or proprietary information pursuant to applicable law or a subpoena or court order, the Executive shall promptly notify the Company in writing of any such requirement so that the Company or the appropriate member of the Affiliated Group may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions hereof. The Executive shall reasonably cooperate with the Affiliated Group to obtain such a protective order or other remedy. If such order or other remedy is not obtained prior to the time the Executive is required to make the disclosure, or the Company waives compliance with the provisions hereof, the Executive shall disclose only that portion of the confidential or proprietary information which he is advised by counsel in writing (either his or the Company’s) that he is legally required to so disclose. Upon his termination of employment with the Affiliated Group for any reason, the Executive shall promptly return to the Company all records, files, memoranda, correspondence, notebooks, notes, reports, customer lists, drawings, plans, documents, and other documents and the like relating to the business of the Affiliated Group or containing any trade secrets relating to the Affiliated Group or that the Executive uses, prepares or comes into contact with during the course of the Executive’s employment with the Affiliated Group, and all keys, credit cards and passes, and such materials shall remain the sole property of the Company and/or the Affiliated Group, as applicable. The Executive agrees, so long as Motorola is an affiliate of the Company, to observe all confidentiality policies of Motorola and its affiliates and to execute any standard-form confidentiality agreements with Motorola that apply to senior executives (including, without limitation, the Employee Confidentiality and Assignment of Inventions Agreement (the “Motorola Confidentiality Agreement”) set forth as Exhibit C hereto), and further agrees to honor such policies and agreements pursuant to their terms during and following his employment with Motorola and its affiliates. The Executive agrees to execute any standard-form confidentiality agreements with the Company that the Company in the future generally enters into with its senior executives. The Executive agrees to represent in writing to the Company upon termination of employment that he has complied with the foregoing provisions of this Section 7(a).

(b) Work Product and Inventions. The Company and/or its nominees or assigns shall own all right, title and interest in and to any and all inventions, ideas, trade secrets, technology, devices, discoveries, improvements, processes, developments, designs, know how, show-how, data, computer programs, algorithms, formulae, works of authorship, works modifications, trademarks, trade names, documentation, techniques, designs, methods, trade secrets, technical specifications, technical data, concepts, expressions, patents, patent rights, copyrights, moral rights, and all other intellectual property rights or other developments whatsoever (collectively, “Developments”), whether or not patentable, reduced to practice or registrable under patent, copyright, trademark or other intellectual property law anywhere in the world, made, authored, discovered, reduced to practice, conceived, created, developed or otherwise obtained by the Executive (alone or jointly with others) during the Executive’s employment with the Affiliated Group, and arising from or relating to such employment or the business of the Company or of other member of the Affiliated Group (whether during business hours or otherwise, and whether on the premises of using the facilities or materials of the Company or of other members of the Affiliated Group or otherwise). The Executive shall promptly and fully disclose to the Company and to no one else all Developments, and hereby assigns to the Company without further compensation all right, title and interest the Executive has or may have in any Developments, and all patents, copyrights, or other intellectual property rights relating thereto, and agrees that the Executive has not acquired and shall not acquire any rights during the course of his employment with the Affiliated Group or thereafter with respect to any Developments.

(c) Non-Recruitment of Affiliated Group Employees. The Executive shall not, at any time during the Restricted Period (as defined in this Section 7(c)), other than in the ordinary exercise of his duties while serving as Chief Executive Officer, without the prior written consent of the Company, directly or indirectly, solicit, recruit, or employ (whether as an employee, officer, agent, consultant or independent contractor) any person who is or was at any time during the previous 12 months, an employee, representative, officer or director of any member of the Affiliated Group. Further, during the Restricted Period, the Executive shall not take any action that could reasonably be expected to have the effect of directly encouraging or inducing any person to cease their relationship with any member of the Affiliated Group for any reason. This Section 7(c) shall not apply to (i) recruitment of employees for the Affiliated Group, or (ii) the Executive’s personal administrative staff who perform secretarial-type functions. Additionally, a general employment advertisement by an entity of which the Executive is a part will not constitute solicitation or recruitment. The “Restricted Period” shall mean the period from the Effective Date through the second anniversary of the Executive’s termination of employment with the Affiliated Group.

(d) No Competition — Solicitation of Business. During the Restricted Period, the Executive shall not, either directly or indirectly, compete with the business of the Company by (i) becoming an officer, agent, employee, partner or director of any other corporation, partnership or other entity, or otherwise render services to or assist or hold an interest (except as a less than 3-percent shareholder of a publicly traded corporation or as a less than 5-percent shareholder of a corporation that is not publicly traded) in any Competitive Business (as defined below), or (ii) soliciting, servicing, or accepting the business of (A) any active customer of any member of the Affiliated Group, or (B) any person or entity who is or was at any time during the previous twelve months a customer of any member of the Affiliated Group, provided that such business is competitive with any significant business of any member of the Affiliated Group. “Competitive Business” shall mean any person or entity (including any joint venture, partnership, firm, corporation, or limited liability company) that engages in any principal or significant business of the Company or any of its subsidiaries as of the Date of Termination (or any material or significant business being actively pursued as of the Date of Termination that the Company or any of its subsidiaries enter during the Restricted Period).

(e) Assistance. The Executive agrees that during and after his employment by the Company, upon request by the Company, the Executive will assist the Affiliated Group in the defense of any claims, or potential claims that may be made or threatened to be made against any member of the Affiliated Group in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (a “Proceeding”), and will assist the Affiliated Group in the prosecution of any claims that may be made by any member of the Affiliated Group in any Proceeding, to the extent that such claims may relate to the Executive’s employment or the period of the Executive’s employment by the Company. The Executive agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to participate (or otherwise become involved) in any Proceeding involving such claims or potential claims. The Executive also agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to assist in any investigation (whether governmental or otherwise) of any member of the Affiliated Group (or their actions), regardless of whether a lawsuit has then been filed against any member of the Affiliated Group with respect to such investigation. The Company agrees to reimburse the Executive for all of the Executive’s reasonable out-of-pocket expenses associated with such assistance, including travel expenses and any attorneys’ fees and shall pay a reasonable per diem fee for the Executive’s service. In addition, the Executive agrees to provide such services as are reasonably requested by the Company to assist any successor to the Executive in the transition of duties and responsibilities to such successor. Any services or assistance contemplated in this Section 7(e) shall be at mutually agreed to and convenient times.

(f) Remedies. The Executive acknowledges and agrees that the terms of Section 7: (i) are reasonable in geographic and temporal scope, (ii) are necessary to protect legitimate proprietary and business interests of the Company in, inter alia, near permanent customer relationships and confidential information. The Executive further acknowledges and agrees that (x) the Executive’s breach of the provisions of Section 7 will cause the Company irreparable harm, which cannot be adequately compensated by money damages, and (y) if the Company elects to prevent the Executive from breaching such provisions by obtaining an injunction against the Executive, there is a reasonable probability of the Company’s eventual success on the merits. The Executive consents and agrees that if the Executive commits any such breach or threatens to commit any breach, the Company shall be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction, in addition to, and not in lieu of, such other remedies as may be available to the Company for such breach, including the recovery of money damages. The Parties further acknowledge and agree that the provisions of this Section 7 are accurate and necessary because (A) this Agreement is entered into in the State of Texas, (B) as of the Effective Date, Texas will have a substantial relationship to the Parties, (C) as of the Effective Date, Texas will be the headquarters state of the Company, which has operations nationwide and has a compelling interest in having its employees treated uniformly within the United States, (D) the use of Texas law provides certainty to the Parties in any covenant litigation in the United States, and (E) enforcement of the provision of this Section 7 would not violate any fundamental public policy of Texas or any other jurisdiction. If any of the provisions of Section 7 are determined to be wholly or partially unenforceable, the Executive hereby agrees that this Agreement or any provision hereof may be reformed so that it is enforceable to the maximum extent permitted by law. If any of the provisions of this Section 7 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company’s right to enforce any such covenant in any other jurisdiction.

8. Successors. (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(b) The Company shall cause any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all or a substantial portion of its business and/or assets to assume expressly and agree to perform this Agreement immediately upon such succession in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

9. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws. The Parties hereto irrevocably agree to submit to the jurisdiction and venue of the courts of the State of Texas, in any action or proceeding brought with respect to or in connection with this Agreement. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the Parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other Party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

At the most recent address on file for the Executive at the Company.

If to the Company:

Freescale Semiconductor, Inc.

6501 William Cannon Drive West

Austin, TX 78735

Attention: General Counsel

With a copy to:

Michael S. Katzke, Esq.

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

or to such other address as either Party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) Notwithstanding any other provision of this Agreement, the Company may withhold from any amounts payable or benefits provided under this Agreement any Federal, state, and local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) Subject to the provisions of Section 4(c), the Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f) From and after the Effective Date, this Agreement shall supersede any other employment agreement or understanding between the Parties with respect to the subject matter hereof (it being understood that this Agreement in no way supersedes any agreements executed pursuant to Section 7(a)). Notwithstanding the foregoing, (i) in the event of a Change in Control, the Change in Control Plan shall supersede this Agreement; provided, that in such event the provisions of Section 3(b)(vi) and Section 7 (including the Motorola Confidentiality Agreement and any other agreements executed pursuant to Section 7(a)) shall remain in force, and (ii) prior to the Visa Date, the UK Employment Agreement shall be in full force and effect, provided that subject to applicable law and regulation (including immigration policies), in the event of any conflict or overlap of coverage between the UK Employment Agreement and this Agreement, this Agreement shall govern. The Executive further represents that he has disclosed or will disclose in the immediate future all information necessary to support his application for a United States work visa.

(g) The Company may not issue a press release or otherwise publicly disclose the Executive’s employment or potential employment with the Company without Executive’s consent as to the content and timing of such disclosure, which approval shall not be unreasonably withheld.

10. Director’s and Officer’s Insurance. The Company shall provide the Executive with Director’s and Officer’s insurance coverage, including indemnification, on terms no less favorable than the terms of the coverage provided to similarly situated current and former directors and officers of the Company.

11. Representations. The Executive hereby represents and warrants to the Company that the Executive is not party to any contract, understanding, agreement or policy, whether or not written, with his current employer (or any other previous employer) or otherwise, that would be breached by the Executive’s entering into, or performing services under, this Agreement. The Executive further represents that he has disclosed to the Company in writing all material threatened, pending, or actual claims that are unresolved and still outstanding as of the Effective Date, in each case, against the Executive of which he is aware, if any, as a result of his employment with his current employer (or any other previous employer) or his membership on any boards of directors. The Executive further represents that he is authorized to enter the United Kingdom and the United States for business travel and that he has no visa or other immigration violations of which he is aware that would prevent him from obtaining travel visas in any country where the Company conducts business.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

MICHEL MAYER

FREESCALE SEMICONDUCTOR, INC.

By:

Title: